WRITTEN EXPLANATION OF THE VERBAL AGREEMENT BETWEEN

LIONS GATE LIGHTING CORP. AND CAMERON FRASER

This Consultant Agreement ("Agreement') is made and effective this 2nd day of May, 2005 by and among Lions Gate Lighting Corp. a Nevada Corporation (the "Company") and Cameron Fraser (the “Consultant”).

NOW, THEREFORE, the parties hereto agree as follows:

1.            The Company agrees to hire the Consultant and the Consultant accepts to be hired as a consultant of the Company.

2.	Duties of Consultant.

The duties of the Consultant shall include the making of sales calls, negotiating sales, handling inventory receipts and shipping details and reporting to the board members and executive officers of the Company.

3.	Compensation.

Payment for services will be approximately $1,500 per month but this amount may be higher or lower depending on the amount of work the Consultant does for the Company within a particular pay period.

4.	Term and Termination.

A.	The term of this contract is indeterminate.

B.	The agreement may be terminated by either party without notice at any time.

C.            It has been agreed that the Company will not pay the Consultant termination benefits upon the termination of his contract, regardless of the circumstances.

D.           In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall terminate.

5.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the province of British Columbia, Canada.